EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contacts:
Network-1 Technologies, Inc.
Corey M. Horowitz, Chairman and CEO
212-829-5770

NETWORK-1 REPORTS 2014 YEAR-END FINANCIAL RESULTS

New York, New York March 5, 2015–Network-1 Technologies, Inc. (NYSE MKT: NTIP), a company specializing in the development, licensing, and protection of its intellectual property assets, today announced financial results for the year ended December 31, 2014.

Network-1 had revenue of $12,309,000 for the year ended December 31, 2014 (“2014”) as compared to revenue of $8,017,000 for the year ended December 31, 2013 (“2013”).  The increase in revenue of $4,292,000 or 53.5% for 2014 was due to increased royalty revenue from our licensees, which included $3,281,000 of additional royalty payments from Cisco Systems as a result of Network-1’s audit of its license agreement with Cisco.  Exclusive of royalty revenue from the Cisco audit, royalty revenue from licensees for 2014 increased $1,011,000 or 12.6% to $9,028,000 as compared to $8,017,000 for 2013.

Network-1 reported net income of $1,766,000 or $0.07 per share (basic and diluted)) for 2014 as compared to net income of $1,016,000 or $0.04 per share (basic and diluted) for 2013. Included in the results for 2014 and 2013 are non-cash stock-based compensation expenses of $333,000 and $390,000, respectively, and non-cash amortization expense of $1,650,000 and $1,008,000, respectively.  The increase in amortization expense in 2014 was due to Network-1’s acquisition of thirteen (13) additional patents during 2013.  Network-1 also accrued contingent patent costs of $900,000 with respect to a contingent payment relating to the purchase of its Remote Power Patent.

“It was a tremendous year for Network-1”, commented Corey M. Horowitz, Chairman and CEO of Network-1.  “We have sixteen (16) licensees for our Remote Power Patent, twelve (12) of which generate on-going royalties for Network-1.  Significantly, during the year our Remote Power Patent’s validity was affirmed by the United States Patent and Trademark Office in two separate proceedings which we believe will facilitate additional licensing opportunities.  In addition, the development and monetization activities involving our Mirror Worlds and Cox Portfolios are proceeding well.  The combination of our cash position, our profitable royalty stream and our diverse and valuable IP portfolio positions us very well going forward in the IP development and monetization space.”

The following are financial and strategic highlights:

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As part of Network-1’s Share Repurchase Program we repurchased an aggregate of 2,335,740 shares of common stock during the year at a cost of $4,439,484 or an average price per share of $1.90 per share.  Network-1 continues to believe that its shares are undervalued and expects to continue to purchase shares in the market.  During the year, the Board of Directors increased the Share Repurchase Program by $5,000,000 (for a total of $12,000,000 since inception of the Program).  Since inception of the Share Repurchase Program (August 2011) through February 28, 2015, Network-1 has repurchased an aggregate of 5,749,048 shares of its common stock at a cost of $8,872,107 or an average per share price of $1.54 per share.

●
On July 20, 2012, an unknown third party filed with the United States Patent and Trademark Office (“USPTO”) a request for ex parte reexamination of certain claims pertaining to Network-1’s Remote Power Patent.  The request for reexamination was stayed by the USPTO from December 2012 until May 2014 (the completion of the Inter Partes Review proceedings at the USPTO involving Network-1’s Remote Power Patent described below).  On October 14, 2014, the USPTO issued a Reexamination Certificate, rejecting a challenge to the patentability of the Remote Power Patent (U.S Patent No. 6,218,930).  The Reexamination Certificate confirmed the patentability of the challenged claims of the Remote Power Patent (claims 6, 8 and 9) without any amendment or modification.  The USPTO also allowed fourteen (14) new claims, bringing the total claims in the Remote Power Patent to twenty-three (23) claims.  No claims were rejected.

●
Avaya Inc., Dell Inc., Sony Corporation of America and Hewlett Packard Co. were petitioners in Inter Partes Review proceedings (which were joined together) (“IPR Proceeding”) at the USPTO before the Patent Trial and Appeal Board (the “Patent Board”) involving the Remote Power Patent. Petitioners in the IPR Proceeding sought to cancel certain claims of the Remote Power as unpatentable.  A hearing on the merits of the IPR Proceeding was held on January 9, 2014.  On May 22, 2014, the Patent Board issued its Final Written Decision in Network-1’s favor rejecting a challenge to the patentability of the Remote Power Patent.

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During the year, the USPTO issued Network-1 three new patents in the Cox Patent Portfolio pertaining to enabling technology for identification of media content on the Internet, bringing the total number of issued patents in the portfolio to nine.  On April 4, 2014 and December 3, 2014, Network-1 initiated litigation against Google Inc. and YouTube, LLC in the United States District Court for the Southern District of New York for infringement of several of its patents within the Cox Patent Portfolio.  The lawsuit alleges that Google and YouTube have infringed and continue to infringe the patent by making, using, selling and offering to sell unlicensed systems and products and services related thereto, which include YouTube’s content ID system.

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At December 31, 2014, Network-1's principal sources of liquidity consisted of working capital of approximately of $18,021,000 which included cash and cash equivalents of approximately $17,662,000.  Management believes based on Network-1's current cash position and projected licensing revenue from its existing licensing agreements that Network-1 will have sufficient cash to fund its operations for the foreseeable future.

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At December 31, 2014, Network-1 had net operating loss carryforwards (NOLs) totaling approximately $25,200,000 expiring through 2029, with a future tax benefit of approximately $9,000,000.  At December 31, 2014 and December 31, 2013, $4,743,000 and $5,659,000, respectively, has been recorded as deferred tax assets on Network-1’s balance sheet.  During the year ended December 31, 2014, as a result of income (before taxes) of $2,709,000, $943,000 was recorded as income tax expense and the deferred tax assets were reduced by $916,000 to $4,743,000.  During 2014, Network-1 realized a tax savings of $916,000 by using the tax benefit associated with our net operating loss carry-forward.

Consistent with its activities over the past several years, Network-1 plans on continuing its licensing activities relating to the Remote Power Patent and the development and monetization of the Mirror Worlds Patent Portfolio and the Cox Patent Portfolio.  In addition, Network-1 may acquire additional intellectual property assets in the future to develop, commercialize, license or otherwise monetize such intellectual property.  In this regard, Network-1 continually reviews opportunities to acquire or license additional intellectual property for the purpose of pursuing licensing opportunities related to its existing intellectual property portfolio or otherwise.  Network-1’s strategy includes working with inventors and patent owners to assist in the development and monetization of their patented technologies.  Network-1 may also enter into strategic relationships with third parties to develop, commercialize, license or otherwise monetize their intellectual property.  The form of such relationships may differ depending upon the opportunity and may include, among other things, a strategic investment in such third party, the provision of financing to such third party or the formation of a joint venture with such third party or others for the purpose of monetizing their intellectual property assets.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

            Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns twenty-four (24) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1’s current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize two patent portfolios (the Cox and Mirror Worlds patent portfolios) acquired by Network-1 in 2013.  Network-1’s acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1’s business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission, including, among others, the continued validity of Network-1’s Remote Power Patent, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from the Mirror Worlds Patent Portfolio and the Cox Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, the ability of Network-1 to continue to receive material royalties from its existing license agreements for its Remote Power Patent, the uncertainty of patent litigation, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the continued viability of the PoE market, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770

The condensed statements of operations and condensed balance sheet are attached.

	Years Ended December 31,
	2014	2013
ROYALTY REVENUE	12,309,000	$8,017,000

COST OF REVENUE (exclusive of contingent patent cost)	3,510,000	2,359,000

GROSS PROFIT	8,799,000	5,658,000

OPERATING EXPENSES:
General and administrative	3,193,000	2,735,000
Amortization of patents	1,650,000	1,008,000
Stock-based compensation	333,000	390,000
Contingent patent cost	900,000	—

TOTAL OPERATING EXPENSES	6,076,000	4,133,000

OPERATING INCOME	2,723,000	1,525,000
OTHER INCOME (EXPENSES):
Interest income, net	37,000	36,000
Loss on sale of securities available-for-sale(reclassified from accumulated other comprehensive income for previously unrealized losses on securities)	(51,000)	—

INCOME BEFORE INCOME TAXES	2,709,000	1,561,000

INCOME TAXES:
Current	27,000	10,000
Deferred	916,000	535,000
Total Income Taxes	943,000	545,000

NET INCOME	$1,766,000	$1,016,000

Net Income Per Share
Basic	$0.07	$0.04
Diluted	$0.07	$0.04

Weighted average common shares outstanding:
Basic	25,170,346	25,589,238
Diluted	26,928,330	27,954,685

NET INCOME	$1,766,000	$1,016,000

OTHER COMPREHENSIVE INCOME, NET OF TAX:
Reclassification adjustment for loss included in net income	51,000	–
Unrealized holding loss on securities available-for-sale arising during the year	(37,000)	(17,000)
Total other comprehensive income (loss), net of tax	14,000	(17,000)

COMPREHENSIVE INCOME	$1,780,000	$999,000

Condensed Balance Sheet as of December 31, 2014

Cash and cash equivalents	$17,662,000

Total current assets	$20,232,000

Total assets	$29,152,000

Total current liabilities	$2,211,000

Total long term liabilities	$-0-

Total stockholders' equity	$26,941,000